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                                  EXHIBIT 3(ii)


     Section 3. Nominations. At any meeting of shareholders at which directors
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     are to be elected, nominations for election to the Board of Directors may be made by the Board of Directors or, subject to the conditions described below, by any holder of shares entitled to be voted at that meeting in the election of the directors. To be eligible for consideration at the meeting of shareholders, all nominations, other than those made by the Board of Directors, shall be in writing and must be delivered to the Secretary of the Corporation not less than fifty (50) days nor more than ninety (90) days prior to the meeting at which such nominations will be made; provided, however, that if less than sixty (60) days notice of such meeting is given to the shareholders, such nominations must be delivered to the Secretary of the Corporation not later than the close of the business on the tenth
     (10th) day following the day on which notice of such meeting was mailed.